UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Commission file number 000-09047

LEFT RIGHT MARKETING TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	02-0314487
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6600 Amelia Earhart Court
Las Vegas, Nevada	89119
(Address of Principal Executive Office)	(Zip Code)

Consultant and Employee Stock Compensation Plan, as amended

(Full Title of the Plan)

(702) 260-9305

(Registrant's Telephone Number, Including Area Code)

Richard M. "Mick" Hall, President

6600 Amelia Earhart Court

Las Vegas, Nevada 89119

(Name and Address of Agent for Service)

Copy to:

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(619) 595-4882

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	4,882,000	$0.31	$1,513,420	$191.75

  The shares of Common Stock of Left Right Marketing Technology, Inc. being registered consist of shares to be issued under the Amended Consultant and Employee Stock Compensation Plan (the "Plan") described herein.

  Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act and are based upon the 5 day average of the bid and asked prices for the Common Stock of Left Right Marketing Technology, Inc. as quoted on the Over-the-Counter Bulletin Board through April 21, 2004.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement incorporates by reference the Registration Statement on Form S-8 (SEC File No. 333-112137) filed on January 23, 2004. A copy of the Amended 2004 Consultant and Employee Stock Compensation Plan is filed hereto as Exhibit 10-1 and is being filed by Left Right Marketing Technology, Inc. (the "Company") in order to register an additional 4,100,000 shares of the Company's common stock which is available for issuance under the Company's 2004 Consultant and Employee Stock Compensation Plan, as amended.

Item 8. Exhibits.

Exhibit #	Description
5**	Opinion of Stoecklein Law Group.
10-1**	2004 Consultant and Employee Stock Compensation Plan, as amended.
10-2*	Consulting agreement between Robert Ziems and LRMT
10-3*	Consulting agreement between C2 Consulting Inc. and LRMT
10-4*	Consulting agreement between Arnold Galassi and LRMT
10-5*	Consulting agreement between Steve Fernlund and LRMT
10-6**	Consulting agreement between CLS Consulting LTD and LRMT
10-7**	Consulting agreement between William R. Shupe and LRMT
10-8**	Consulting agreement between Jeffery D. Petersen and LRMT
23**	Consent of CFO Advantage, Inc.

* Previously filed

** Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 22nd day of April 2004.

LEFT RIGHT MARKETING TECHNOLOGY, INC.

By:/s/ Richard M. "Mick" Hall

Richard M. "Mick" Hall, President and director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Eugene "Rock" Newman	Chairman	April 22, 2004
Eugene "Rock" Newman

/s/ Richard M. "Mick" Hall	Chief Executive Officer,	April 22, 2004
Richard M. "Mick" Hall	President and director

/s/ Arnoldo "Arnie" Galassi	Chief Financial Officer,	April 22, 2004
Arnaldo "Arnie" Galassi	Vice President,
and director

/s/ Mark Newburg	Chief Operating Officer,	April 22, 2004
Mark Newburg	Senior Vice President,
and director

/s/ Ruth Blue	Controller	April 22, 2004
Ruth Blue